Exhibit (10)(bx)

MET-PRO CORPORATION PENSION RESTORATION PLAN
(Amended and Restated Effective January 1, 2010)

This Met-Pro Corporation Pension Restoration Plan (the “Restoration Plan”) was established effective February 1, 2000 by Met-Pro Corporation (the “Company”), a Delaware corporation, for Eligible Executives who participate in the Met-Pro Corporation Salaried Pension Plan, as may be amended and restated from time to time (the “Pension Plan”).  The Restoration Plan is hereby amended and restated in order to satisfy Internal Revenue Code (“Code”) Section 409A with respect to deferrals made hereunder on and after January 1, 2005, and to incorporate previous changes made to the Restoration Plan.  Terms will be as defined in this Restoration Plan, or otherwise as defined in the Pension Plan.
1.         Purpose.  The Restoration Plan shall provide for the payment of supplementary benefits primarily to compensate Raymond J. De Hont and Gary J. Morgan (the “Eligible Executives”) for the amount of the reduction, if any, in their benefits under the Pension Plan on account of the application of Section 401(a)(17) or Section 415 of the Code.  William L. Kacin is also a participant under this Plan whose benefits shall be governed by the terms of the Plan as in effect on the date of his termination of employment.
2.         Restoration Plan Benefits.  The monthly benefit payable from the Restoration Plan to the Eligible Executive, surviving spouse, or other beneficiary will be equal to the excess, if any, of (a) over (b), where:
(a)    equals the benefit that would be payable to the individual under the Pension Plan as of May 1, 2008 except that the amount determined under (a) shall be determined as follows:
(i)           the amount will be determined without regard to the limits of Section 401(a)(17) or Section 415 of the Code,
(ii)          Average Monthly Compensation shall be averaged over the sixty (60) consecutive months which produce the highest monthly average compensation within the ten (10) calendar year period of employment ending on May 1, 2008.  If the Eligible Executive has less than sixty (60) months of employment as of such date, his Average Monthly Compensation will be based on all his completed months of service,
(iii)          Average Monthly Compensation shall include the five (5) highest bonuses paid in the ten (10) year period of employment ending on May 1, 2008,
(b)    equals the amount of benefit actually payable under the Pension Plan as of May 1, 2008.
3.         Payment of Benefits.  Except for benefits payable as a result of a “Change in Control,” as defined in Section 8, the benefit payable under this Restoration Plan will be payable upon the Eligible Executive’s attainment of age 65, in the form of an actuarially equivalent joint and 100% surviving spouse annuity based on the actuarial assumptions specified in the Pension Plan.  A schedule of the benefits payable under this Restoration Plan will be delivered to each Eligible Executive as soon as practicable before benefits commence.
4.         Source of Benefits.  The benefits payable under the Restoration Plan shall be paid exclusively from the Company’s general assets.  In this regard, the Company may create a grantor trust (within the meaning of section 671 of the Code) in connection with the Restoration Plan to which it may from time to time contribute amounts to accumulate a reserve against its obligations hereunder.  Such trust and any assets held by such trust to assist the Company in meeting its obligations under the Restoration Plan shall conform to the terms of the model trust as described in Internal Revenue Service Procedure 92-64 (I.R.B. 1992-33).  Notwithstanding the creation of such trust, the benefits hereunder shall be a general obligation of the Company.  Payment of benefits from such trust shall, to that extent, discharge the Company’s obligations under this Restoration Plan.  Eligible Executives shall have only a contractual right as general creditors of the Company to the amounts, if any, payable hereunder and such right shall not be secured by any assets of the Company.
5.         Construction.  The Company intends the Restoration Plan to be a benefit plan which is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any ambiguities in construction shall be resolved in favor of interpretations which will effectuate such intention.  The Restoration Plan shall be governed by and construed in accordance with the laws of Pennsylvania to the extent such laws are not preempted by ERISA.  In addition, the Restoration Plan shall be interpreted in accordance with Code Section 409A.
6.         Administration of the Restoration Plan.  The Restoration Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), subject to the oversight of the Board of Directors of the Company (the “Board”).  The Board shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Restoration Plan and decide or resolve any and all questions including interpretations of the Restoration Plan as may arise in connection with the Restoration Plan.  The Board shall designate from time to time those eligible for inclusion in the Restoration Plan.  The Board may employ agents and delegate to them such administrative duties as it sees fit and may consult with counsel who may be counsel to the Company.  The decision or action of the Board in respect of any question arising out of or in connection with the administration, interpretation and application of the Restoration Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest therein subject to the claim and arbitration procedures contained in Section 9 hereof.
7.         Termination, Suspension or Amendment.  The Board in its sole discretion may terminate, suspend or amend the Restoration Plan at any time or from time to time, in whole or in part, provided, however, that no such termination, suspension or amendment shall adversely affect the accrued benefit of any Eligible Executive of the Company, their surviving spouses or other beneficiaries who are then entitled to or receiving a benefit.

8.         Change in Control Benefits.  In the event a “Change of Control” of the Company (as hereinafter defined) shall be deemed to occur (whenever such shall occur, and whether or not the Eligible Executives are then employed by the Company or shall be alive), all payments due to the Eligible Executives, their surviving spouses or other beneficiaries under this Restoration Plan shall be accelerated and immediately paid in a lump sum payment in an amount determined in accordance with the provisions of this Restoration Plan.
The aggregate amount of all such lump sum payments shall be paid by the Company to such Eligible Executives immediately (i.e. by no later than the “short term” deferral period under Treasury Regulation Section 1.409A-1(b)(4)) upon the occurrence of a Change in Control, to the extent not paid from a grantor trust (referred to in Section 4 hereof) established by the Company.  The lump sum payment to each Eligible Executive and each other individual entitled to a benefit under this Restoration Plan shall be equal to the lump sum present value of the amount of the Eligible Executive’s or other individual’s monthly benefit under the Restoration Plan determined as of the date of the Change of Control in accordance with the methodology set forth in the Pension Plan, based on the actuarial factors set forth in Appendix A to the Pension Plan for determining lump sum payments.
In addition to the lump sum payment described above, the Company shall reimburse each Eligible Executive, their surviving spouses or other beneficiaries who receives such a lump sum payment for any excise tax (and any excise tax due with respect to such reimbursement) that applies to such lump sum payments in connection with a Change of Control of the Company pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended.  Such reimbursement shall be made at the same time as the lump sum payment described above.
For purposes of the Restoration Plan, a “Change of Control” shall be deemed to occur;
(a)    Upon a change in ownership of the Corporation as determined by reference to Treasury Regulation 1.409A-3(i)(5)(v)(A); or

(b)          Upon a change in the effective control of the Corporation as determined by reference to Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) or (2).
9.         General Conditions.  No interest of any person and no benefit payable hereunder shall be assigned as security for a loan and any such purported assignment shall be null, void and of no effect.  No such interest or benefit shall be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any person and any such purported action shall be null, void and of no effect.
No Eligible Executive and no other person shall have any legal or equitable right or interest in the Restoration Plan which is not expressly granted hereunder.  Participation hereunder does not give any person any right to be retained in the service of the Company or to continue in its employ, and the right and power of the Company to dismiss or discharge any executive is expressly reserved; provided that no such termination, dismissal, discharge or severance shall affect any right of the Eligible Executives to the benefits hereunder.
10.       Claim and Arbitration Procedures.  Claims for benefits under this Restoration Plan will be adjudicated in accordance with the benefit claims procedures contained in the Pension Plan.  By accepting participation in this Restoration Plan, each Eligible Executive agrees that any dispute not resolved under the benefit claims procedures will be submitted to final and binding arbitration with the American Arbitration Association in Philadelphia, PA in accordance with the rules of the American Arbitration Association.  In the event that an Eligible Executive prevails on any part of his disputed claim during his lifetime, the Company will reimburse or pay all the Eligible Executive’s costs of arbitration, including attorney’s fees.  Any such reimbursement shall only relate to and be paid in full on or before the last day of the Eligible Executive’s tax year following the tax year in which the Eligible Executive incurred such expense.  The amount of expenses eligible for reimbursement during one year may not affect expenses eligible for reimbursement in any other year and the amount which may be reimbursed is equal to the prorated amount determined based on expenses incurred in the three years prior to the arbitration decision.  The right to reimbursement is not subject to liquidation or exchange for another benefit.
11.       Six Month Delay for Compliance with Code Section 409A.  Notwithstanding anything in this Restoration Plan to the contrary, to the extent required under Code Section 409A, no payments shall be made on account of separation from service prior to the first day of the seventh month following separation from service as defined under code Section 409A.

Executed this   30th    day of     December   , 2010.

By:	/s/ Raymond J. De Hont

Raymond J. De Hont

Chairman, President and CEO

Attest:

By:	/s/ Gary J. Morgan
Gary J. Morgan

Title:	Senior Vice President, Finance